                    Triton SystemHouse Employment Agreement

                            EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is hereby entered into between Triton SystemHouse Pte. Ltd. ("Employer") and Mark R. Weaser ("Employee").

     WHEREAS, the Employer is presently engaged in a business that requires the assistance of individuals with Employee's executive qualifications, skills and experience, and

     WHEREAS, the Employer desires to procure the services of Employee and Employee is willing to enter into the employ of the Employer upon the terms and subject to the conditions set forth herein, and

     WHEREAS, the parties believe it is in their mutual interest to address in this Agreement certain of their rights and responsibilities arising out of such employment relationship, including matters pertaining to compensation, ownership and protection of valuable confidential and proprietary information of Employer, certain restrictions on business practices of Employee reasonably needed to protect the Employer's legitimate business interests and other important considerations addressed herein.

     NOW THEREFORE, for adequate consideration and intending to be legally bound, the Employer hereby employs Employee, and the Employee hereby accepts such employment with the Employer, upon the following terms and conditions:

1.   EMPLOYMENT POSITION.

     (a) INITIAL DUTIES. Employer hereby employs Employee to render services to the Employer in the capacity of a General Manager and, in connection with those services, Employee agrees to devote its full-time attention and efforts to perform such duties and any incidental or further services as would normally be expected of an employee working in Employee's capacity, as reasonably determined by the Employer (see attached Job Description).

     (b) CHANGES IN DUTIES. Employee hereby accepts employment with Employer in the capacity described in the attached Job Description referenced in 1(a). Employer may from time to time change Employee's duties or re-assign Employee to another position or location, according to Employer's business needs.

     (c) OUTSIDE BUSINESS ACTIVITIES. As a full-time employee, the Employee is expected to devote full-time attention and effort to the furtherance of Employer's business interests and not to engage in any outside business activities that would interfere with such work. Employee shall provide Employer advance written notice and full disclosure of any outside business activity that Employee desires to pursue ("Outside Business") to permit Employer to determine whether the Outside Business relates to the Employer's own business or to the actual or demonstrably anticipated research or development of Employer's business. If approved by Employer, the Employee may conduct such Outside Business, but entirely on Employee's own time and without using any of Employer's equipment, supplies, facilities or Confidential or Proprietary Information. Employer shall maintain in confidence any trade secrets disclosed by Employee with respect to an Outside Business approved by Employer. The Employee's pursuit of any Outside Business in no way waives or otherwise relaxes the requirements of Section 4 ("Confidential & Proprietary Information"), Section 5 ("Restrictions on Certain Business Practices") or
Section 8 ("No Conflicts").

2. TERM. The term of this Agreement ("Term") shall commence July 31, 1996 and shall continue in full force and effect until terminated in accordance with
Section 9 ("Termination").

3.   COMPENSATION.  Employee shall be compensated for its services as follows:

     (a) BASE COMPENSATION. During the Term hereof, Employee shall receive a salary in the amount of (see attached Compensation Schedule) per annum ("Base Compensation"), payable monthly. The Base Compensation shall from time to time be increased (i) automatically, by such cost of living adjustments as the Employer may grant other employees in comparable positions and (ii) at the sole discretion of the Employer in accordance with Subsection (c)("Compensation Review").

     (b) INCENTIVE COMPENSATION. Any incentive compensation payable to the Employee beyond Base Compensation shall be determined from time to time by Employer in its sole judgment.

                         Triton SystemHouse Employment Agreement

     (c) EMPLOYEE BENEFITS. During the Term hereof, Employee shall be covered by such major medical, health benefit, pension and vacation plans or allowances as are generally made available by Employer to other employees of similar status and service and shall be eligible to participate in any stock option, stock bonus or profit sharing or similar plans of the Employer under the terms of any such plans.

     (d) CERTAIN OUT-OF-POCKET COSTS. Employee shall be reimbursed for pre-authorized costs of travel and other expenses incurred by Employee while performing the services contemplated hereunder to the extent reimbursable under Employer's travel policies from time to time in effect, Employee agrees to comply with all reasonable authorization, recordkeeping and substantiation requirements of Employer.

     (e) COMPENSATION REVIEW. The Employee's job performance and compensation shall be reviewed by the Employer after each anniversary date of the Agreement.

4.   CONFIDENTIAL & PROPRIETARY INFORMATION.

     (a) "CONFIDENTIAL & PROPRIETARY INFORMATION" DEFINED. Employee hereby acknowledges that during the period of employment and in rendering the services contemplated herein, Employee may be exposed to confidential and proprietary information belonging to the Employer or relating to its affairs. Such information may include, without limitation, technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, computer programs, algorithms, methods, ideas, "know how" and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like), Employee Work Product described in Subsection (b)("Employee Work Product") and other information designated as confidential or proprietary expressly or by the circumstances in which it is provided or created ("Confidential & Proprietary Information"). Confidential & Proprietary Information does not include (i) information already known or independently developed by the Employee after the effective date hereof in compliance with Section 1(c)("Outside Business Activities"); (ii) information in the public domain through no wrongful act of the Employee or (iii) information received by the Employee outside the scope of employment hereunder from a third party who was free to disclose it.

     (b) "EMPLOYEE WORK PRODUCT" DEFINED. Employee hereby acknowledges that during the period of employment, Employee may conceive, discover, reduce to practice, create, author or develop certain works, inventions, ideas, discoveries or improvements ("Work") that (i) result from services performed by the Employee under or in anticipation of this Agreement or (ii) relate at such time to the Employer's business or to the actual or demonstrably anticipated research or development of the Employer's business (collectively, "Employee Work Product"), Employee Work Product does not include any Work of Employee authorized by Employer in accordance with Section 1(c)("Outside Business Activities").

     (c)  OWNERSHIP ASSIGNMENT.  Employee hereby acknowledges and agrees that
(i) Employer is the exclusive owner of all Confidential & Proprietary Information and (ii) all Employee Work Product constitutes "work made for hire" owned exclusively by Employer and, alternatively, Employee hereby irrevocably assigns all patent, copyright, trade secret, ownership or other rights it might have in Employee Work Product to the Employer. Employee shall, during the Term hereof or at any time thereafter upon request, execute any domestic or foreign applications assignments or other documents needed to vest or confirm ownership of Employee Work Product exclusively in Employer.

     (d) COVENANT NOT TO DISCLOSE. With respect to all Confidential & Proprietary Information (including Employee Work Product), the Employee hereby agrees that during the Term of this Agreement and at all times thereafter it shall not use, commercialize or disclose such Confidential & Proprietary Information to any person or entity unless specifically authorized by Employer. Employee shall use at least the same degree of care in safeguarding the Confidential & Proprietary Information as it uses in safeguarding its own confidential information, but in no event shall Employee exercise less that due diligence and care. Employee shall not alter or remove from any Confidential & Proprietary Information any proprietary, patent, copyright, trademark or trade secret legend, nor may it attempt to decompile or reverse engineer such Confidential & Proprietary Information. Upon termination of employment, or at any time upon the request of the Employer, the Employee shall promptly return to the Employer or account for all Confidential & Proprietary Information in its possession or control and shall cease all further use thereof. The provisions of this Section 4 ("Confidential & Proprietary Information") shall survive termination of this Agreement.

5.   RESTRICTION ON CERTAIN BUSINESS PRACTICES.

                          Triton SystemHouse Employment Agreement

     (a) NONSOLICITATION. During the Term hereof and for a period of six (6) months thereafter, the Employee agrees (i) not to solicit the trade of, or trade with, any customer or supplier of the Employer for any business purpose other than for the benefit of the Employer, and (ii) not to hire, solicit, nor attempt to solicit, the services of any employee or contractor of the Employer without the prior written consent of the Employer.

     (b) NONCOMPETITION. In addition to other restrictions imposed by this Agreement, Employee covenants and agrees during the period of employment and for six (6) months thereafter, not to engage, directly or indirectly, whether as principal, agent, owner, employee, contractor or otherwise, individually or in combination with any other individual, corporation or entity, in any business which competes directly with, an actively operated business of Employer selling the same or substantially similar products or services sold by Employee on behalf of Employer within 6 months prior to termination hereunder.

     (c) SEVERANCE. If Employer terminates Employee without cause, Employer will pay total compensations for six (6) months after the termination date.

6. REMEDIES. Employee acknowledges and agrees that the Employer would be irreparably harmed and that remedies at law would be inadequate to redress the actual or threatened violations of Section 4 ("Confidential & Proprietary Information") or Section 5 ("Restrictions on Certain Business Practices") and that, in addition to other relief, the foregoing restrictions may be enforced by temporary and permanent injunctive relief. The time periods referenced in the foregoing restrictions shall be extended by any period in which Employee is in breach thereof. The Employer's breach of any provision of this Agreement shall not constitute a defense for any violation by Employee of the foregoing restrictions. Remedies referenced in this Agreement shall be considered cumulative and not exclusive. Employee agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by Employer in enforcing the foregoing restrictions.

7. MINIMUM REQUIREMENTS OF LAW. The Employee acknowledges that the provisions of Section 4 ("Confidential & Proprietary Information"), Section 5 ("Restrictions on Certain Business Practices") and Section 6 ("Remedies") are agreed to on the basis of adequate and substantial consideration, are reasonably designed to protect legitimate and essential business interests of Employer and that such provisions should be given full force and effect. If, however, any such provision is found by a tribunal of competent jurisdiction to be illegal or unenforceable in whole or in part then, to such extent, the parties desire that the offending provision shall automatically be deemed modified and conformed to the minimum requirements of law and thereupon, together with all other provisions hereof (whether in their original form or as modified hereunder), be given full force and effect.

8. NO CONFLICTS. Except to the extent made known to Employer by Employee prior to the effective date hereof, Employee represents and warrants that (i) it possesses the knowledge and skill reasonably required to render the services contemplated hereunder in a professional and workmanlike manner,
(ii) it is not restricted by any other contract or other limitation of any kind that would prevent or otherwise inhibit Employee from rendering the services contemplated hereunder, (iii) in rendering the services hereunder, Employee will not use any pre-existing work or divulge any information of any previous employer or third party that would violate or infringe any patent, copyright, trade secret or other proprietary rights of such employer or third party and agrees at its own expense to defend, indemnify and hold Employer harmless from any claim to the contrary, (iv) if the services contemplated herein require Employee to obtain or maintain security or other background clearance, then the employment contemplated herein is expressly conditioned upon Employee's timely obtaining and maintaining such clearance during the Term hereof, (v) Employee shall abide by Employer's generally applicable rules and regulations from time to time in effect.

9. TERMINATION. Either party may terminate this Agreement if the other party breaches any material provision hereof and fails within ten (10) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the aggrieved party and proceed with due diligence to completion. IN ADDITION, IT IS AGREED THAT THIS RELATIONSHIP CONSTITUTES "EMPLOYMENT AT WILL" AND THAT EITHER PARTY MAY AT ANY TIME TERMINATE THIS AGREEMENT WITH OR WITHOUT CAUSE UPON TWO (2) WEEKS' ADVANCE WRITTEN NOTICE OR EQUIVALENT COMPENSATION IN LIEU OF SUCH NOTICE. Termination of this Agreement, whether for cause, without cause, upon expiration of the Term or otherwise, shall have no effect on the parties' rights and obligations with respect to Section 4 ("Confidential & Proprietary Information"), Section 5 ("Restrictions on Certain Business Practices") or
Section 8 ("No Conflicts").

10. DISPUTES, CHOICE OF LAW. Except for certain emergency judicial relief authorized under Section 6 ("Remedies") which may be brought at any time, the parties agree that all disputes between them shall first be subject to the notice procedures in Section 9 ("Termination"), Employee shall initiate any action to enforce this Agreement within one (1) year after the occurrence of the alleged breach. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE REPUBLIC OF SINGAPORE AND ANY ACTION OR OTHER PROCEEDING SHALL BE INITIATED AND MAINTAINED IN A FORUM OF COMPETENT JURISDICTION IN SUCH COUNTRY.

                  Triton SystemHouse Employment Agreement


11. MISCELLANEOUS. This document constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other communications, whether written or oral and is binding upon Employee and Employee's successors, heirs, executors, legal representatives and permitted assigns. This Agreement may be modified or amended only by a writing signed by the party against whom enforcement is sought. Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned without the other party's prior written consent and any attempt to the contrary shall be void; provided, however, that Employer may assign this Agreement to any corporate successor-in-interest or to any affiliate of Employer upon the reassignment of Employee to such entity in accordance with Section 1(b) ("Changes in Duties"). Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Headings are for reference purposes only and have no substantive effect.

EMPLOYEE ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT IN ITS ENTIRETY AND HEREBY AGREES TO BE BOUND BY ITS TERMS.

IN WITNESS WHEREOF, for consideration the adequacy of which is hereby acknowledged and intending to be legally bound, the parties hereto have caused this Agreement to be executed on the date last below written.


TRITON SYSTEMHOUSE PTE. LTD.

By: /s/ Raymond R. Hood

Name: Raymond R. Hood

Title: Managing Director

Dated: 12/7/96


EMPLOYEE:

By: /s/ Mark Weaser

Name: MARK WEASER

Date: 12/7/96

                       COMPENSATION WORKSHEET-MARK WEASER
                         (FIGURES IN SINGAPORE DOLLARS)

BASE:
 Salary                                    $ 181,399.70
 Payable                                   Monthly
 Per month                                 $  13,449.98

BONUS:
 Guarantee                                                One Month Salary 13th month
 Additional                                               Discretion of Management
           --

BENEFITS:
 Medical                                   Company standard medical policy
 Car Allowance                             pick up current lease or sign new ones
 Housing Allowance                                7,000   month
 COLA                                             4,550   month
Total Monthly Compensation                       25,000
Total Annual Compensation                       300,000

                                            FIGURES BELOW IN U.S. DOLLARS
OTHER:                                           0.375%
Stock Option Program                             37,500   Shares of Neptune stock (restricted common)
Current Value Per Share                    $       2.66   Current Neptune VC Valuation
Current Value of Options                   $     99,750
Projected Min per Share in 24 months       $      10.00   Minimum value to go public
Projected Min Options Value in 24 months   $    375,000
Projected Min per Share in 36 months       $      16.00   Minimum value to go public
Projected Min Options Value in 36 months   $    562,500
Vesting                                              36   Months, cliff vesting
Dilution Protection                                       Piggyback deal protects you

Fuji SystemHouse to create equivalent option offer as above.


AGREED:

TRITON SYSTEMHOUSE PTE. LTD

By:  /s/ Raymond R. Hood

Name:  Raymond R. Hood

Date:  12/7/96


EMPLOYEE:

By:   /s/ Mark Weaser

Name: MARK WEASER

Date: 12/7/96

                                  Triton SystemHouse


                            EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT I

     THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN Triton SystemHouse ("Employer") and Mark R. Weaser ("Employee") dated December 7, 1996 is made as of the 5th day of March, 1997.

     WHEREAS, the Employer's corporate parent desires to grant stock options ("The Option") to its key employees and the key employees of its subsidiaries; and

     WHEREAS, the Employer desires to pay incentive compensation to the Employee according to a performance based formula derived from the Employer's financial results; and

     WHEREAS, the Employee desires to hold such stock options and to receive incentive compensation;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

     1.0  EQUITY PARTICIPATION.

          (a) The Company shall grant to the Employee an incentive stock option to purchase THREE PERCENT (.0075%) OF THE TOTAL SHARES OF THE CLASS B (RESTRICTED VOTING AND TRANSFER RIGHTS) COMMON STOCK OF THE COMPANY EQUAL TO 75,000 SHARES OF COMMON STOCK) at a par value $ .001 per share. The Company plans to offer an additional 2,345,679 shares in two offerings to private investors in early 1997. This grant will be adjusted on a pro-rata basis to maintain the .0075% ratio on outstanding shares. If the offering is fully subscribed this will result in an additional 17,593 options being issue to the Employee. There will be no dilution protection after this supplemental grant. The Option shall vest as follows: 1/3 of the shares shall vest on the Commencement Date of this Agreement, AND ADDITIONAL 1/3 shares shall vest on the first anniversary of the Commencement Date of this Agreement and AN ADDITIONAL 1/3 shall vest on the second anniversary of the Commencement Date of this Agreement. The exercise price of the Option shall be fixed at seventy-five (75) cents per share. The Option shall be subject to and in accordance with the provisions of the 1997 Stock Option Plan of the Company (the "Plan") substantially in the form attached hereto as SCHEDULE B however where this Agreement is different then the language and provisions in this Agreement shall govern.

               (b) Notwithstanding the foregoing, the Option shall become fully vested upon the occurrence of one of the following events: (a) the sale of the Company to an unrelated third party by way of merger, sale of assets or sale of capital stock of the Company, (b) the sale by the Company of more than seventeen percent (17%) of its outstanding Common Stock on a fully-diluted basis to an unrelated third party (excluding any sales to venture funds currently under consideration by the Company with whom discussions began prior to the Commencement Date of this Agreement), or (c) the filing by the Company of a registration statement on Form S-1 in connection with an underwritten initial public offering.

               (c) In addition to the foregoing Option, if the Company completes an underwritten initial public offering of its Common Stock within three (3) years from the date of this Agreement with an enjoys a market cap of $200 million or more during it's first day of trading as a public company, then the Employee shall be entitled to receive an additional option for 50,000 shares of the Class B Common Stock of the Company calculated on a like basis with the Option granted above in paragraph 1.0 (a) ("the IPO Option"). These options shall be granted on the day after the Initial Public Offering and are fix priced at seventy-five cents (75) per share.

               (d) All shares of Common Stock issued under the Option or the IPO Option shall be subject to the terms and provisions of a Stock Purchase and Restriction Agreement as required by the Plan.

     2.0  INCENTIVE COMPENSATION

During the term of this Agreement and within thirty (30) calendar days of the end of each business quarter as defined by the Company the Employee shall receive an amount equal to two percent (2%) of the Gross Margin booked for all new business in the ASEAN operations of the company. In addition the Employee shall receive a like amount for all new business booked outside ASEAN operations for which the Employee was directly responsible and managed and directed the activities. For the purposes of clarity the Employee and Company shall put in place a margin booking form acceptable to the both parties to aid in this calculation. For purposes of this Section 2.0 "Gross Margin" shall mean OPERATING REVENUE LESS DIRECT MARKETING COSTS (INCLUDING ALL SALARIES, COMMISSIONS, AND OTHER COMPENSATION OF SALES PEOPLE), ADVERTISING, TRADE SHOW EXPENSES AND OTHER EXPENSES DEEMED BY THE EXECUTIVE COMMITTEE TO BE REASONABLY ATTRIBUTABLE TO ONGOING SALES EFFORT. (SEE ATTACHED SCHEDULE FOR LIST OF ACCOUNTS).

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first written above.

                                       Triton SystemHouse Pte. Ltd.



                                       By:
                                          -------------------------------------
                                          Title: Director               (date)



                                          -------------------------------------
                                          Mark R. Weaser                (date)

                                      SCHEDULE A

                                NEPTUNE SYSTEMS, INC.

                  1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN


                                   [TO BE ATTACHED]

                         TRITON SYSTEMHOUSE PTE. LTD.

RESTATED AMENDMENT TO EXECUTIVE EMPLOYMENT
AGREEMENT

This Restated Amendment (this "Restated Amendment") is dated September 12, 1997 by and between Mark R. Weaser (the "Employee") and Triton SystemHouse Pte. Ltd. (the "Employer") and amends that certain Executive Employment Agreement dated as of July 12, 1996 between the Employee and the Company (the "Agreement").

WHEREAS, the Employee and the Employer entered into an Amendment I to the Agreement dated September 14th 1997 ("Amendment I"), pursuant to which the Employee was granted and was to be granted certain incentive stock options in the Neptune Systems, Inc., the parent company of the Employer ("Neptune");

WHEREAS, the Employee and the Employer entered into an Addendum to the Agreement dated July 25, 1997, pursuant to which the Employee was granted and was to be granted certain additional incentive stock options in the Neptune (the "Addendum");

WHEREAS, Neptune is currently in negotiations with Dallas Systems
Corporation, General Atlantic Partners and EXE Technologies, Inc. with respect to the merger of both the Company and Dallas with and into EXE Technologies (the "Merger"); and

WHEREAS, the parties desire to amend the Agreement regarding the option grants and to clarify the Agreement regarding the impact of the Merger.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

     1. DEFINITIONS. All capitalized terms used in this Amendment shall have the same meaning as those contained in the Agreement unless otherwise defined herein.
     2. RECEIPT OF INITIAL OPTION. The Employee acknowledges the receipt of an Incentive Stock Option (the "Initial Option") dated March 1, 1997, to purchase 75,000 shares of the Class B Common Stock, $.001 par value per share, of the Company.
     3. ACCELERATION OF VESTING. The Company acknowledges that upon the consummation of the Merger, the Initial Option will become fully vested.
     4. TERMINATION OF AMENDMENT I AND THE ADDENDUM. The parties acknowledge that notwithstanding anything to the contrary contained in the Agreement, Amendment I or the Addendum, Amendment I and the Addendum are hereby terminated in their entirety, provided that paragraph 2.0 of amendment I shall survive such termination.

     5. THE SECOND OPTION GRANT. Promptly after the consummation of the Merger, the Employer shall cause the successor in interest to Neptune as a result of the Merger (the "Surviving Corporation") to grant to the Employee an incentive stock option (the "Second Option") to purchase 9,896 total shares of the Class B Common Stock, $.01 par value per share, of the Surviving Corporation. The exercise price of the Second Option shall be fixed at Two Dollars ($2.00) per share. The Second Option shall vest on the date of issuance of the Second Option. The Second Option shall be subject to and in accordance with provisions of the 1996 Stock Option Plan of Neptune or any successor Plan adopted by the Surviving Corporation (the "Plan"), provided that if this Amendment conflicts with the language and provisions in the Plan, then this Amendment shall govern.
     6. THE THIRD OPTION GRANT. Promptly after the consummation of the Merger, the Employer shall cause the Surviving Corporation to grant to the Employee an incentive stock option (the "Third Option") to purchase 50,000 shares of the Class B Common Stock, $.01 par value per share, of the Surviving Corporation. The exercise price of the Third Option shall be Two Dollars ($2.00) per share. The Third Option shall vest as follows: 25,000 of the shares shall vest on the date of issuance of the Third Option, 12,500 of the shares shall vest on the first anniversary of this Restated Amendment, and 12,500 of the shares shall vest on the second anniversary of this Restated Amendment. The Third Option shall be subject to and in accordance with the provisions of the Plan, provided that if this Amendment conflicts with the language and provisions of the Plan, then this Amendment shall govern.
     7. EFFECT OF MERGER. The parties acknowledge that upon the consummation of the Merger, the Agreement shall be binding upon each of the Employee and the Surviving Corporation as a result of the Merger.
     8.   Miscellaneous.

          (a) The Agreement shall remain in full force and effect, subject only to the changes herein specified.
          (b) The Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them.
          (c) All references to the Agreement in any other documents, shall mean the Agreement as amended hereby and from time to time hereafter in writing.

          (d) This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania, U.S.A. without regard to the principles of conflicts of laws of any jurisdiction.


IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.


TRITON SYSTEMHOUSE PTE. LTD.

                SEPT. 14, 1997

/s/ Mark R. Weaser                     By: /s/ Raymond Hood
------------------------                   -----------------------------
MARK R. WEASER

  Title:
        ----------------------------------


                                      -2-